Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER 2025 FINANCIAL RESULTS

OAKLAND, MARYLAND— February 4, 2026: First United Corporation (the “Corporation”, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and twelve-month periods ended December 31, 2025. Generally Accepted Accounting Principles (“GAAP”) net income was $24.5 million for the year, or $3.77 per diluted share compared to $20.6 million, or $3.15 per diluted share for the same period of 2024. GAAP net income was $5.8 million for the fourth quarter of 2025, or $0.89 per diluted share, compared to $6.2 million, or $0.95 per diluted share, for the fourth quarter of 2024 and $6.9 million, or $1.07 per diluted share, for the third quarter of 2025. Non-GAAP net income, exclusive of losses on contracted sale of a retail branch office, write-downs of other real estate owned (“OREO”), and net gains on sales of investments, was $25.8 million, or $3.97 per diluted share yielding record core earnings for the year ended December 31, 2025. Non-GAAP net income, exclusive of accelerated depreciation of fixed assets associated with branch closures, was $21.0 million, or $3.21 per diluted share for the year ended December 31, 2024. Non-GAAP net income was $7.2 million, or $1.10 per diluted share, for the fourth quarter of 2025 compared to $6.2 million, or $0.95 per diluted share for the fourth quarter of 2024 and $6.9 million, or $1.07 per diluted share, for the third quarter of 2025. GAAP Return on Average Assets and Return on Average Equity for the year ended December 31, 2025, were 1.21% and 12.70%, respectively.

According to Carissa L. Rodeheaver, Executive Chairman of the Board, “2025 was a truly remarkable year for First United as we celebrated our 125th anniversary—an extraordinary milestone in our history. Throughout the year, we had the privilege of honoring the relationships we’ve built with our clients while highlighting our ongoing commitment to future generations through trust, innovation, and meaningful community impact. In addition to commemorating our legacy, we delivered a record year of core earnings, excluding a non-recurring markdown on a foreclosure property. Our performance was driven by a strong net interest margin, robust loan, deposit and trust production, and our continued disciplined approach to expense management. As we look to the future, I am pleased to recognize Jason B. Rush as First United’s newly appointed President and Chief Executive Officer. We are confident that Jason will continue to advance our mission and uphold our uncommon commitment to exceptional service and comprehensive financial solutions for our clients and communities.”

Fourth Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.75% for the fourth quarter of 2025, reflecting increased loan yields and stable funding costs.

•	Strong loan production during the quarter, with $108.0 million in commercial loan originations and $25.3 million in residential mortgage originations, offset by unusually high payoffs in the commercial loan portfolio.

•	Provision expense was $0.7 million in the fourth quarter resulting from increased loan growth and increased off-balance sheet loan commitments, partially offset by improved qualitative factors.

•	Operating income, including net gains/(losses), for the fourth quarter decreased slightly by $0.1 million when compared to the linked quarter.

•	Operating expenses for the fourth quarter increased by $1.9 million when compared to the linked quarter related to a write-down of $1.6 million on a legacy loan participation now residing in other real estate owned (“OREO”).

•	A cash dividend of $0.26 per share was declared in the fourth quarter.

Income Statement Overview

On a GAAP basis, net income for the fourth quarter of 2025 was $5.8 million, which was inclusive of a $1.2 million, net of tax, write-down on an OREO property and a $0.2 million, net of tax, contracted sale of a retail branch office compared to $6.9 million, which was inclusive of $0.1 million, net of tax, in net gains on sales of investment securities for the third quarter of 2025 and $6.2 million for the fourth quarter of 2024. The write-down was attributable to a legacy participation loan, originated in 2013, that was taken into OREO several years ago. The property is serviced by another lender and, following the cancellation of a previous contract, the Company made the decision, alongside other participants, to entertain a new letter of intent and to mark the property based on the new fair value. Exclusive of these items, net income for the fourth quarter of 2025 was $7.2 million on a non-GAAP basis.

	YTD 2025	YTD 2024	Q4 2025	Q3 2025	Q4 2024
Net Income, GAAP (millions)	$24.5	$20.6	$5.8	$6.9	$6.2
Net Income, non-GAAP (millions)	$25.8	$21.0	$7.2	$6.8	$6.2
Diluted earnings per share, GAAP	$3.77	$3.15	$0.89	$1.07	$0.95
Diluted earnings per share, non-GAAP	$3.97	$3.21	$1.11	$1.06	$0.95

Fourth Quarter 2025 Compared to Fourth Quarter 2024

On a GAAP basis, the $0.4 million decrease in quarterly net income when compared to the fourth quarter of 2024 was primarily driven by increases in provision expense of $0.2 million and non-interest expense of $2.8 million, offset by a $2.3 million increase in net interest income, primarily attributable to disciplined loan and deposit pricing and repricing of adjustable-rate loans and a $0.2 million increase in non-interest income. Interest and fees on loans increased by $1.9 million primarily due to the repricing of adjustable-rate loans and new production booked at higher rates. Quarterly interest expense increased slightly by $0.1 million on a year-over-year basis despite strong growth in deposits. This minimal increase was a result of our strategic focus on reducing deposit costs along with the rate cuts by the Federal Reserve as well as reduced interest expense of $0.3 million on long-term borrowings due to the repayment of a $25.0 million Federal Home Loan Bank (“FHLB”) advance at its maturity in September 2025. Other operating income increased by $0.2 million primarily driven by a $0.4 million increase in wealth management income offset by a $0.2 million increase in net losses on the contracted sale of a retail branch office. Other operating expenses increased by $2.8 million due to a $0.7 million increase in salaries and benefit expenses, a $0.3 million increase in equipment and occupancy expenses, a $0.2 million increase in professional services, and a $1.8 million increase in OREO expenses primarily driven by the $1.6 million fair value write-down discussed above. These increases were partially offset by reductions in investor relations and other miscellaneous expenses, such as miscellaneous loan fees and employee benefits expenses.

Fourth Quarter 2025 Compared to Third Quarter 2025

Compared to the linked quarter, net income decreased by $1.2 million. Net interest income increased by $0.6 million due to an increase in interest and fees on loans of $0.2 million, an increase in interest on Federal Funds sold of $0.2 million, and a decrease of interest expense on long-term borrowings of $0.2 million. Provision for credit losses increased by $0.2 million due to increased loan growth and an increase in unfunded loan commitment balances quarter over quarter. Other operating income decreased by $0.1 million as a result of increases in wealth management income of $0.2 million and debit card income of $0.2 million, offset by a $0.2 million loss on the contracted sale of a retail branch office in the fourth quarter of 2025 and a decrease in other income of $0.1 million. Non-interest expense increased by $1.9 million when comparing the fourth quarter to the linked quarter and was driven by the $1.6 million write-down and related expenses of the OREO property discussed above, slight increases in occupancy, data processing, marketing and professional services, offset by decreased salaries and benefits. Income tax expense decreased by $0.4 million.

Year to Date 2025 Compared to Year to Date 2024

For the year ended December 31, 2025, net income increased by $3.9 when compared to the year ended December 31, 2024. Net interest income increased by $8.1 million due to an $8.6 million increase in interest and fees on loans resulting from loans repricing at higher rates and new loan production booked at higher rates. Interest expense increased by only $0.7 million despite strong deposit growth, driven by a $1.7 million increase in interest on deposits related to the strong growth in existing balances and new deposit accounts, primarily our money market product, and the purchase of a $50.0 million brokered certificate of deposit in January 2025. Interest expense on long-term borrowings increased by $0.4 million as a result of new borrowings late in the third quarter of 2024. These increases were partially offset by a reduction in short-term borrowing costs of $1.4 million resulting from the repayment of $40.0 million in Bank Term Funding Program (“BTFP”) balances late in the third quarter of 2024. Provision for credit losses decreased by $0.2 million due primarily to strong credit quality, lower charge-offs, and lower loan growth in 2025 when compared to 2024. Other operating income increased by $0.7 million primarily due to a $0.7 million increase in wealth management income driven by strong production. Net gains were stable year over year, as a $0.2 million increase on gains from the sales of residential mortgages and investment securities was offset by a $0.2 million loss on the sale of a retail branch office. These increases were partially offset by a $3.8 million increase in other operating expenses that was attributable to increases of $1.3 million in salaries and employee benefits related to growth of our sales teams, $0.5 million in data processing expenses related to software agreements, $0.2 million in marketing expenses related to increased awareness of our 125th Anniversary, $0.5 million in professional services expenses from increased audit fees, and $1.9 million in net OREO expenses driven by the fair value write-down of $1.6 million as discussed above. These increases were partially offset by a $0.5 million decrease in equipment and occupancy expenses as a result of accelerated depreciation expense related to the closure of four branches early in 2024.

Net Interest Income and Net Interest Margin

Fourth Quarter 2025 Compared to Fourth Quarter 2024

Net interest income, on a non-GAAP, FTE basis, increased by $2.3 million for the fourth quarter of 2025 when compared to the fourth quarter of 2024. This increase was driven by an increase of $2.4 million in interest income due primarily to a $1.9 million increase in interest and fees on loans that resulted from an increase of 26 basis points in the overall yield on the loan portfolio. This increase in yield was attributable to upward repricing of adjustable-rate loans and an increase in average balances of $57.3 million. Interest income on investment securities increased by $0.2 million due to an increase in average balances of $9.9 million and an increase in yield of 17 basis points. The increase in the investment portfolio resulted from management’s strategic decision to reinvest cashflows in the higher rate environment to increase the yield on the portfolio. Interest income from Federal funds sold increased by $0.3 million due to an increase of $31.3 million in average balances, partially offset by a decrease of 30 basis points in average rates. Interest expense increased by $0.1 million when compared to the fourth quarter of 2024. Interest expense paid on deposits increased by $0.5 million related to a $107.3 million increase in average balances driven by growth in money market accounts and the purchase of a $50.0 million brokered certificate of deposit in January 2025, partially offset by a decrease of 6 basis points on the rate paid. Interest paid on long-term borrowings decreased by $0.3 million when compared to the fourth quarter of 2024 due to a $25.0 million decrease in average balances related to the repayment of a $25.0 million FHLB advance at its maturity in the third quarter of 2025 and a decrease of 4 basis points on rates paid.

Fourth Quarter 2025 Compared to Third Quarter 2025

Comparing the fourth quarter of 2025 to the third quarter of 2025, net interest income, on a non-GAAP, FTE basis, increased by $0.6 million. This increase was driven by a $0.4 million increase in interest income as a result of an increase in interest and fees on loans of $0.2 million, as average loan balances increased by $7.8 million and average yield increased by 1 basis point. Interest income from Federal funds sold increased by $0.2 million due to an increase of $17.1 million in average balances and an increase of 21 basis points in average rates. Cash balances increased during the quarter due to repayment of loans late in the year and loan closings that were anticipated to occur in the fourth quarter of 2025 but were delayed until the first quarter of 2026. Interest expense decreased by $0.2 million when compared to the third quarter of 2025. Interest expense paid on deposits was stable as a $38.1 million increase in average balances was partially offset by a decrease of 6 basis points on the rate paid. Interest paid on long-term borrowings decreased by $0.2 million when compared to the third quarter of 2025 due to a $21.7 million decrease in average balances related to the repayment of a $25.0 million FHLB advance at its maturity late in the third quarter, partially offset by an increase of 8 basis points on rates paid.

Year to Date 2025 Compared to Year to Date 2024

Comparing the year ended December 31, 2025, to the year ended December 31, 2024, net interest income, on a non-GAAP, FTE basis, increased by $8.1 million. Interest income increased by $8.8 million driven by an increase of $8.6 million on interest and fees on loans, as average loan balances increased by $68.8 million and the overall yield increased by 31 basis points in correlation with upward repricing of adjustable-rate loans. Interest income on the investment portfolio increased by $0.5 million as a result of reinvesting the cashflow back into the portfolio in an effort to increase the overall yield in the current rate environment. The overall yield on the investment portfolio increased 17 basis points. Interest expense increased by $0.7 million as a result of a $1.7 million increase in interest on deposits, as the average deposit balances increased by $90.0 million, driven by a $70.9 million increase in retail money market average balances and $30.9 million increase in average brokered time deposits, partially offset by decreases in average savings balances of $14.8 million. The overall rate paid on deposits decreased 3 basis points. Interest expense on short-term borrowings decreased by $1.4 million due to the Bank’s utilization of the BTFP program in 2024 and subsequent repayment of the balances due under that program late in the third quarter of 2024. Long-term borrowing costs increased by $0.4 million as a result of an increase of $21.6 million in FHLB average balances due to borrowings obtained in the third quarter of 2024 and subsequent repayment of a $25.0 million advance at its maturity in September 2025, partially offset by a decrease in rate paid of 60 basis points. The net interest margin was 3.67% and 3.38% for the years ending December 31, 2025, and 2024, respectively. Management continues to place a strong focus on margin management as we move into 2026. Higher cash levels at December 31, 2025, should allow us to repay outstanding debt and brokered deposits at their maturities. In January 2026, a $25.0 million brokered certificate of deposit was repaid at its maturity.

Non-Interest Income

Fourth Quarter 2025 Compared to Fourth Quarter 2024

Other operating income, including net gains, for the fourth quarter of 2025 increased by $0.2 million when compared to the same period of 2024. This increase was driven by a $0.4 million increase in wealth management income, reflecting higher market valuations and expanded relationships with both new and existing clients. This was partially offset by a $0.2 million increase in net losses related to the sale of a retail branch office due to the relocation to a more convenient site in Morgantown, WV, to better serve our customers.

Fourth Quarter 2025 Compared to Third Quarter 2025

On a linked quarter basis, other operating income, including net gains, decreased by $0.1 million. A $0.2 million loss on the sale of the retail branch office was recognized in the fourth quarter of 2025, and net gains on sales of investment securities decreased by $0.1 million due to a gain on sales of available-for-sale securities recognized in the third quarter of 2025. Wealth management income increased by $0.2 million and debit card income increased by $0.2 million due primarily to the receipt of an annual VISA cash incentive in the fourth quarter of 2025.

Year to Date 2025 Compared to Year to Date 2024

Other operating income for the year ended December 31, 2025 increased by $0.7 million when compared to the same period of 2024. This increase was attributable to a $0.7 million increase in wealth management income, driven by improving market conditions, increased annuity sales, and growth in new and existing customer relationships. Net gains were stable year over year, as a $0.2 million increase in gains from the sales of residential mortgages and investment securities was offset by a $0.2 million loss on the sale of a retail office. Service charge and debit card income were both stable when comparing the year ended December 31, 2025 to the same period of 2024.

Non-Interest Expense

Fourth Quarter 2025 Compared to Fourth Quarter 2024

Operating expenses increased by $2.8 million in the fourth quarter of 2025 when compared to the fourth quarter of 2024. Net OREO expenses increased by $1.8 million as a result of the $1.6 million fair value write-down discussed above and an additional expense of $0.2 million associated with the same OREO property in 2025. Salaries and employee benefits increased by $0.6 million due to a $0.4 million increase in salary expense related to normal merit increases effective April 1, 2025 and increased staffing levels, as we enhanced our sales presence in Morgantown, WV, and a $0.1 million increase in incentive expense, partially offset by decreases in employee life and health insurance expense due to decreased claims. Additionally, occupancy and equipment expenses increased by $0.3 million and professional services increased by $0.2 million.

Fourth Quarter 2025 Compared to Third Quarter 2025

Compared to the linked quarter, operating expenses increased by $1.9 million. Net OREO expenses increased by $1.8 million related to the $1.6 million fair value write-down and an additional expense of $0.2 million associated with the same OREO property in the fourth quarter. Equipment and occupancy expense increased by $0.2 million. These increases were partially offset by a $0.5 reduction in salaries and employee benefits due primarily to reduced incentive expense and reduced health insurance costs on account of decreased claims.

Year to Date 2025 Compared to Year to Date 2024

For the year ended December 31, 2025, non-interest expense increased by $3.8 million when compared to the year ended December 31, 2024. Salaries and employee benefits increased by $1.3 million related to normal merit increases effective April 1, 2025, increased salary expense as a result of increased staffing levels as we enhanced our sales presence in Morgantown, WV, increases in incentives, and 401(k) expenses, offset by reduced life and health insurance costs related to reduced claims in 2025. Net OREO expenses increased by $2.0 million due to the previously mentioned fair value write-down and expenses recorded in the fourth quarter of 2025. Data processing expenses increased by $0.5 million due primarily to increased software agreements, and professional services expenses increased by $0.5 million driven by increased audit fees. These increases were partially offset by a $0.5 million decrease in occupancy and equipment expenses related to accelerated depreciation expense related to branch closures that were recognized in the first quarter of 2024.

The effective income tax rates as a percentage of income for the years ended December 31, 2025 and December 31, 2024 remained stable at 24.6% and 24.5%, respectively.

Balance Sheet Overview

Total assets at December 31, 2025 were $2.1 billion, representing a $114.4 million increase since December 31, 2024. During the year, the investment portfolio increased by $9.5 million as bonds were purchased to lock in yield in anticipation of potential declines in long-term rates. Gross loans increased by $40.9 million as new production during the year was mitigated by amortization and unusually high payoffs in the commercial portfolio. These payoffs were a result of sales of businesses of approximately $10.5 million and approximately $33.5 million related to refinancings and balance sheet restructurings. Other assets, including deferred taxes, premises and equipment, bank owned life insurance, pension assets, accrued trust income receivable, and accrued interest receivable, increased by $13.6 million.

Total liabilities at December 31, 2025 were $1.9 billion, representing a $90.1 million increase since December 31, 2024. Total deposits increased by $160.3 million when compared to December 31, 2024. Brokered time deposits increased by $50.0 million as new brokered time deposits were obtained in January 2025 to fund the repayment of the $50.0 million in overnight borrowings outstanding at December 31, 2024. In addition, savings and money market accounts increased by $70.2 million, retail time deposits increased by $7.8 million, and non-interest-bearing deposits increased by $26.3 million. Interest-bearing demand deposits, primarily our IntraFi Cash Service product, increased by $6.0 million due primarily to seasonal fluctuations in municipal deposit accounts. Short-term borrowings decreased by $47.7 million due to the purchase of the brokered time deposit mentioned above, which was partially offset by increases in the overnight investment sweep product. Long-term borrowings decreased by $25.0 million due to the full repayment of a matured $25.0 million FHLB borrowing in September 2025.

Outstanding loans of $1.5 billion at December 31, 2025 reflected a $40.9 million increase since December 31, 2024.

Loan Type (in millions)	Change since September 30, 2025	Change since December 31, 2024
Commercial	$10.6	$28.9
Residential Mortgages	$15.6	$18.1
Consumer	$(1.3)	$(6.1)
Gross Loans	$(24.9)	$40.9

Since December 31, 2024, commercial real estate loans increased by $44.4 million, acquisition and development loans decreased by $5.0 million as construction projects were completed and rolled into permanent financing, commercial and industrial loans decreased by $10.5 million, residential mortgage loans increased by $18.1 million, and consumer loans decreased by $6.1 million as production continued to be outpaced by amortization. Commercial growth was offset during 2025 by unusually high payoffs as a result of clients utilizing cash to repay or consolidate debt.

New commercial loan production for the fourth quarter of 2025 was approximately $108.0 million. Commercial production for the year ended December 31, 2025 was approximately $247.0 million, which compares to $189.5 million for the year ended December 31, 2024. The commercial pipeline continued to be strong at December 31, 2025 at $61.0 million, and unfunded, commercial construction loans totaled approximately $46.5 million.  Commercial amortization and payoffs were approximately $79.1 million for the three months ended December 31, 2025.

New consumer mortgage loan production for the fourth quarter of 2025 was approximately $25.3 million, most of which was comprised of in-house mortgages booked to our portfolio.  The pipeline of in-house, portfolio loans at December 31, 2025 was $4.5 million. Unfunded commitments related to residential construction loans totaled $15.3 million at December 31, 2025.

Total deposits at December 31, 2025 increased by $160.3 million when compared to December 31, 2024.

Deposit Type (in millions)	Change since September 30, 2025	Change since December 31, 2024
Non-Interest-Bearing	$23.1	$26.3
Interest-Bearing Demand	$6.8	$6.0
Savings and Money Market	$28.2	$70.2
Time Deposits- Retail	$(1.9)	$7.8
Time Deposits- Brokered	$0.0	$50.0
Total Deposits	$56.2	$160.3

In January 2025, $50.0 million in brokered time deposits with an average interest rate of 4.24% were obtained to fund the repayment of $50.0 million in overnight borrowings that were outstanding on December 31, 2024. Savings and money market accounts increased by $70.2 million due primarily to the expansion of current and new relationships throughout 2025. Non-interest-bearing checking deposits increased by $26.3 million due primarily to seasonal fluctuations of deposit balances of two commercial customers in the healthcare sector, and interest-bearing checking deposits increased by $6.0 million as we experienced seasonal fluctuations in municipal and commercial account balances. Retail time deposits increased by $7.8 million since December 31, 2024. Subsequently in January 2026, a $25.0 million brokered certificate of deposit was fully repaid at its maturity.

The book value of the Corporation’s common stock was $31.33 per share at December 31, 2025 compared to $27.71 per share at December 31, 2024. At December 31, 2025, there were 6,499,476 basic outstanding shares of common stock and 6,511,358 diluted outstanding shares of common stock. The increase in the book value at December 31, 2025 was primarily due to the undistributed net income of $18.3 million. The Board of Directors of the Corporation increased the quarterly dividend to $0.26 per share in the third quarter of 2025.

Asset Quality

The allowance for credit losses (“ACL”) was $19.5 million at December 31, 2025 compared to $18.2 million at December 31, 2024. The provision for credit losses was $0.7 million for the quarter ended December 31, 2025 compared to $0.5 million for both of the quarters ended December 31, 2024 and September 30, 2025. Provision for credit losses was $2.7 million for the year ended December 31, 2025 and $2.9 million for the year ended December 31, 2024. The decreased provision expense in 2025 was primarily related to charge-offs in our commercial and consumer loan portfolios during 2024, partially offset by growth in our loan portfolio and an increase of $18.7 million in unfunded loan commitments during 2025. Asset quality remained strong during the fourth quarter of 2025. The ratio of the ACL to loans outstanding remained stable at 1.28% at both December 31, 2025 and September 30, 2025 and 1.23% at December 31, 2024.

The ratio of net charge offs to average loans was 0.07% for the year ended December 31, 2025 and 0.16% for the year ended December 31, 2024. The commercial and industrial portfolio had net charge offs of 0.33% and 0.50% for the years ended December 31, 2025 and 2024, respectively, due primarily to charge offs on one non-accrual commercial relationship. The acquisition and development portfolio had net recoveries of 0.33% and 0.06% for the years ended December 31, 2025 and 2024, respectively. This shift was due primarily to recoveries recognized in 2025 related to one relationship previously charged off in 2016 as additional collateral was brought into OREO in the third quarter of 2025. The decrease in net charge offs in consumer loans in 2025 was primarily driven by approximately $0.3 million in charge offs of demand deposit balances during the first quarter of 2024. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans

	12/31/2025	12/31/2024
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.02%
Acquisition & Development	0.33%	0.06%
Commercial & Industrial	(0.33)%	(0.50)%
Residential Mortgage	0.00%	0.01%
Consumer	(0.88)%	(1.76)%
Total Net (Charge Offs)/Recoveries	(0.07)%	(0.16)%

Non-accrual loans totaled $4.2 million at December 31, 2025 compared to $4.9 million at December 31, 2024. The decrease in non-accrual balances at December 31, 2025 was due to principal paydowns and the charge-off of $0.6 million related to a non-accrual commercial and industrial relationship that was recorded during the second half of 2025.

Non-accrual loans that have been subject to partial charge-offs totaled $0.2 million and $0.7 million at December 31, 2025 and December 31, 2024, respectively.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.5 million and $1.6 million at December 31, 2025 and December 31, 2024, respectively. As a percentage of the loan portfolio, accruing loans past due 30 days or more were 0.32% at both December 31, 2025 and 2024.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia. The Corporation’s website is www.mybank.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”. In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2025 and the impact that any such events have on our critical accounting assumptions and estimates made as of December 31, 2025, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Results of Operations:
Interest income	$26,153	$23,725	$100,848	$91,993
Interest expense	8,166	8,025	32,735	32,015
Net interest income	17,987	15,700	68,113	59,978
Provision for credit losses	717	529	2,743	2,933
Other operating income	5,330	4,924	20,166	19,411
Net (losses)/gains	(97)	132	402	414
Other operating expense	14,869	12,081	53,405	49,640
Income before taxes	$7,634	$8,146	$32,533	$27,230
Income tax expense	1,857	1,960	8,018	6,661
Net income	$5,777	$6,186	$24,515	$20,569

Per share data:
Basic net income per share	$0.89	$0.95	$3.78	$3.15
Diluted net income per share	$0.89	$0.95	$3.77	$3.15
Adjusted Basic net income (1)	$1.10	$0.95	$3.98	$3.21
Adjusted Diluted net income (1)	$1.10	$0.95	$3.97	$3.21
Dividends declared per share	$0.26	$0.22	$0.96	$0.84
Book value	$31.33	$27.71
Diluted book value	$31.27	$27.65
Tangible book value per share	$29.56	$25.89
Diluted Tangible book value per share	$29.50	$25.83

Closing market value	$37.19	$33.71
Market Range:
High	$40.79	$36.17
Low	$33.63	$29.63

Shares outstanding at period end: Basic	6,499,476	6,471,096
Shares outstanding at period end: Diluted	6,511,358	6,485,119

Performance ratios: (Year to Date Period End)
Return on average assets	1.21%	1.06%
Adjusted return on average assets	1.28%	1.08%
Return on average shareholders’ equity	12.70%	12.16%
Adjusted return on average shareholders’ equity	13.39%	12.42%
Net interest margin (Non-GAAP), includes tax exempt income of $218 and $229	3.67%	3.38%
Net interest margin GAAP	3.66%	3.36%
Efficiency ratio - non-GAAP (1)	58.19%	61.31%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses less write downs of OREO properties by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities, gains/(losses) on disposals or accelerated depreciation of fixed assets.

	December 31,	December 31
	2025	2024
Financial Condition at period end:
Assets	$2,087,453	$1,973,022
Earning assets	$1,807,780	$1,758,665
Gross loans	$1,521,704	$1,480,793
Commercial Real Estate	$570,808	$526,364
Acquisition and Development	$90,272	$95,314
Commercial and Industrial	$277,034	$287,534
Residential Mortgage	$536,912	$518,815
Consumer	$46,678	$52,766
Investment securities	$279,534	$269,991
Total deposits	$1,735,149	$1,574,829
Noninterest bearing	$453,036	$426,737
Interest bearing	$1,282,113	$1,148,092
Shareholders’ equity	$203,634	$179,295

Capital ratios:

Tier 1 to risk weighted assets	15.36%	14.70%
Common Equity Tier 1 to risk weighted assets	13.52%	12.79%
Tier 1 Leverage	12.21%	11.88%
Total risk based capital	16.61%	15.92%

Asset quality:

Net charge-offs for the quarter	$(99)	$(362)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,192	$4,931
Loans 90 days past due and accruing	477	918
Total nonperforming loans and 90 day past due	$4,669	$5,849

Other real estate owned	$1,083	$3,062
Other repossessed assets	$2,802	$2,802
Modified loans	$1,209	$1,006

Allowance for credit losses to gross loans	1.28%	1.23%
Allowance for credit losses to non-accrual loans	464.46%	368.49%
Allowance for credit losses to non-performing assets	227.61%	155.13%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.39%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.30%
Non-accrual loans to total loans	0.28%	0.33%
Non-performing assets to total assets	0.41%	0.59%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

Financial Highlights - Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2025	2025	2025	2024	2024	2024	2024
Results of Operations:
Interest income	$26,153	$25,762	$24,871	$24,062	$23,725	$23,257	$23,113	$21,898
Interest expense	8,166	8,359	8,164	8,046	8,025	8,029	7,875	8,086
Net interest income	17,987	17,403	16,707	16,016	15,700	15,228	15,238	13,812
Provision for credit losses	717	510	860	656	529	264	1,194	946
Other operating income	5,330	5,074	4,940	4,822	4,924	4,912	4,782	4,793
Net (losses)/gains	(97)	261	146	92	132	141	59	82
Other operating expense	14,869	12,986	12,974	12,576	12,081	12,314	12,364	12,881
Income before taxes	$7,634	$9,242	$7,959	$7,698	$8,146	$7,703	$6,521	$4,860
Income tax expense	1,857	2,294	1,975	1,892	1,960	1,932	1,607	1,162
Net income	$5,777	$6,948	$5,984	$5,806	$6,186	$5,771	$4,914	$3,698

Per share data:
Basic net income per share	$0.89	$1.07	$0.92	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per share	$0.89	$1.07	$0.92	$0.89	$0.95	$0.89	$0.75	$0.56
Adjusted basic net income (1)	$1.10	$1.07	$0.92	$0.90	$0.95	$0.89	$0.75	$0.62
Adjusted diluted net income (1)	$1.10	$1.07	$0.92	$0.89	$0.95	$0.89	$0.75	$0.62
Dividends declared per share	$0.26	$0.26	$0.22	$0.22	$0.22	$0.22	$0.22	$0.20
Book value	$31.33	$30.65	$29.43	$28.35	$27.71	$26.90	$25.39	$24.89
Diluted book value	$31.27	$30.59	$29.38	$28.27	$27.65	$26.84	$25.34	$24.86
Tangible book value per share	$29.56	$28.87	$27.64	$26.55	$25.89	$25.06	$23.55	$23.08
Diluted Tangible book value per share	$29.50	$28.82	$27.59	$26.47	$25.83	$25.01	$23.49	$23.05

Closing market value	$37.19	$36.77	$31.01	$30.02	$33.71	$29.84	$20.42	$22.91
Market Range:
High	$40.79	$38.41	$32.09	$41.61	$36.17	$30.77	$22.88	$23.85
Low	$33.63	$32.02	$25.90	$29.38	$29.63	$20.40	$19.40	$21.21

Shares outstanding at period end: Basic	6,499,476	6,496,908	6,494,611	6,478,634	6,471,096	6,468,625	6,465,601	6,648,645
Shares outstanding at period end: Diluted	6,511,358	6,508,790	6,506,493	6,497,454	6,485,119	6,482,648	6,479,624	6,657,239

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.21%	1.24%	1.20%	1.19%	1.06%	0.99%	0.89%	0.76%
Adjusted return on average assets (1)	1.28%	1.24%	1.20%	1.19%	1.08%	1.01%	0.98%	0.85%
Return on average shareholders’ equity	12.70%	13.23%	12.78%	12.83%	12.16%	11.52%	10.48%	9.07%
Adjusted return on average shareholders’ equity (1)	13.39%	13.23%	12.78%	12.83%	12.42%	11.78%	11.52%	10.11%
Net interest margin (Non-GAAP), includes tax exempt income of $218 and $229	3.67%	3.64%	3.61%	3.56%	3.38%	3.34%	3.31%	3.12%
Net interest margin GAAP	3.66%	3.63%	3.60%	3.55%	3.36%	3.32%	3.29%	3.10%
Efficiency ratio - non-GAAP (1)	58.19%	58.73%	59.66%	59.95%	61.31%	62.46%	63.48%	65.71%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses less write downs of OREO properties by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities, gains/(losses) on disposals or accelerated depreciation of fixed assets.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2025	2025	2025	2024	2024	2024	2024
Financial Condition at period end:
Assets	$2,087,453	$2,023,974	$2,007,471	$1,979,753	$1,973,022	$1,916,126	$1,868,599	$1,912,953
Earning assets	$1,807,780	$1,784,056	$1,789,747	$1,762,891	$1,758,665	$1,722,346	$1,695,425	$1,695,962
Gross loans	$1,521,704	$1,496,762	$1,502,481	$1,479,869	$1,480,793	$1,447,883	$1,422,975	$1,412,327
Commercial Real Estate	$570,808	$554,418	$550,717	$532,764	$526,364	$502,828	$506,273	$492,819
Acquisition and Development	$90,272	$93,968	$98,937	$94,063	$95,314	$92,909	$88,215	$83,424
Commercial and Industrial	$277,034	$279,079	$281,484	$282,370	$287,534	$277,994	$260,168	$274,722
Residential Mortgage	$536,912	$521,317	$521,968	$520,072	$518,815	$519,168	$511,354	$501,990
Consumer	$46,678	$47,980	$49,375	$50,600	$52,766	$54,984	$56,965	$59,372
Investment securities	$279,534	$278,898	$279,541	$275,143	$269,991	$267,214	$267,151	$278,716
Total deposits	$1,735,149	$1,678,902	$1,614,207	$1,623,574	$1,574,829	$1,540,395	$1,537,071	$1,563,453
Noninterest bearing	$453,036	$429,986	$425,784	$422,415	$426,737	$419,437	$423,970	$422,759
Interest bearing	$1,282,113	$1,248,916	$1,188,423	$1,201,159	$1,148,092	$1,120,958	$1,113,101	$1,140,694
Shareholders’ equity	$203,634	$199,099	$191,147	$183,694	$179,295	$173,979	$164,177	$165,481

Capital ratios:

Tier 1 to risk weighted assets	15.36%	15.59%	15.22%	14.87%	14.70%	14.61%	14.51%	14.58%
Common Equity Tier 1 to risk weighted assets	13.52%	13.68%	13.32%	12.97%	12.79%	12.66%	12.54%	12.60%
Tier 1 Leverage	12.21%	12.10%	12.08%	11.94%	11.88%	11.88%	11.69%	11.48%
Total risk based capital	16.61%	16.84%	16.47%	16.10%	15.92%	15.83%	15.75%	15.83%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(99)	$(435)	$(151)	$(360)	$(362)	$(109)	$(1,309)	$(459)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,192	$3,825	$3,813	$4,026	$4,931	$8,073	$9,438	$16,007
Loans 90 days past due and accruing	477	801	535	233	918	538	526	120
Total nonperforming loans and 90 day past due	$4,669	$4,626	$4,348	$4,259	$5,849	$8,611	$9,964	$16,127

Other real estate owned	$1,083	$2,718	$3,035	$3,062	$3,062	$2,860	$2,978	$4,402
Other repossessed assets	$2,802	$3,043	$2,802	$2,802	$2,802	$42	$32	$68
Modified loans	$1,209	$998	$1,198	$1,021	$1,006	$1,016	$893	$-

Allowance for credit losses to gross loans	1.28%	1.28%	1.27%	1.25%	1.23%	1.24%	1.26%	1.27%
Allowance for credit losses to non-accrual loans	464.46%	499.06%	499.45%	458.69%	368.49%	223.09%	189.90%	112.34%
Allowance for credit losses to non-performing assets	227.61%	183.78%	186.98%	182.43%	155.13%	157.00%	138.49%	87.59%
Non-performing loans and 90 day past due loans to total loans	0.31%	0.31%	0.29%	0.29%	0.39%	0.59%	0.70%	1.14%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.23%	0.22%	0.22%	0.30%	0.45%	0.53%	0.84%
Non-accrual loans to total loans	0.28%	0.26%	0.25%	0.27%	0.33%	0.56%	0.66%	1.13%
Non-performing assets to total assets	0.41%	0.51%	0.51%	0.51%	0.59%	0.60%	0.69%	1.07%

(Dollars in thousands - Unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Assets
Cash and due from banks	$129,830	$92,268	$77,313	$82,813	$77,020
Interest bearing deposits in banks	1,782	2,907	1,800	1,618	1,307
Cash and cash equivalents	131,612	95,175	79,113	84,431	78,327
Investment securities – available for sale (at fair value)	107,144	105,060	103,582	99,998	94,494
Investment securities – held to maturity (at cost)	171,361	172,818	174,951	174,144	175,497
Equity investments with readily determinable fair market values	1,029	1,020	1,008	1,001	—
Restricted investment in bank stock, at cost	4,630	4,628	5,815	5,815	5,768
Loans held for sale	130	861	110	—	806
Loans	1,521,704	1,496,762	1,502,481	1,479,869	1,480,793
Unearned fees	(476)	(473)	(533)	(457)	(442)
Allowance for credit losses	(19,470)	(19,089)	(19,044)	(18,467)	(18,170)
Net loans	1,501,758	1,477,200	1,482,904	1,460,945	1,462,181
Premises and equipment, net	29,665	30,369	29,644	30,010	30,081
Goodwill and other intangible assets	11,444	11,526	11,609	11,691	11,773
Bank owned life insurance	50,360	49,997	49,642	49,293	48,952
Deferred tax assets	8,730	8,228	9,151	10,021	9,989
Other real estate owned, net	1,083	2,718	3,035	3,062	3,062
Operating lease asset	1,015	984	1,058	1,131	1,204
Pension asset	20,798	21,382	18,537	16,064	17,824
Accrued interest receivable and other assets	46,694	42,008	37,312	32,147	33,064
Total Assets	$2,087,453	$2,023,974	$2,007,471	$1,979,753	$1,973,022
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$453,036	$429,986	$425,784	$422,415	$426,737
Interest bearing deposits	1,282,113	1,248,916	1,188,423	1,201,159	1,148,092
Total deposits	1,735,149	1,678,902	1,614,207	1,623,574	1,574,829
Short-term borrowings	17,661	20,207	50,954	20,342	65,409
Long-term borrowings	95,929	95,929	120,929	120,929	120,929
Operating lease liability	1,180	1,152	1,231	1,308	1,384
Allowance for credit loss on off balance sheet exposures	1,218	982	995	863	863
Accrued interest payable and other liabilities	30,992	26,014	26,579	27,617	28,889
Dividends payable	1,690	1,689	1,429	1,426	1,424
Total Liabilities	1,883,819	1,824,875	1,816,324	1,796,059	1,793,727
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,499,476 at December 31, 2025; 6,496,908 at September 30, 2025; 6,494,611 shares at June 30, 2025; 6,478,634 at March 31, 2025; and 6,471,096 at December 31, 2024	65	65	65	65	65
Surplus	21,551	21,290	21,121	20,606	20,476
Retained earnings	207,284	203,197	197,938	193,382	189,002
Accumulated other comprehensive loss	(25,266)	(25,453)	(27,977)	(30,359)	(30,248)
Total Shareholders’ Equity	203,634	199,099	191,147	183,694	179,295
Total Liabilities and Shareholders’ Equity	$2,087,453	$2,023,974	$2,007,471	$1,979,753	$1,973,022

	2025					2024
In thousands	Year to date	Q4	Q3	Q2	Q1	Year to Date	Q4	Q3	Q2	Q1
				(Unaudited)
Interest income
Interest and fees on loans	$90,328	$23,219	$23,060	$22,294	$21,755	$81,756	$21,299	$21,018	$20,221	$19,218
Interest on investment securities
Taxable	7,210	1,845	1,826	1,776	1,763	6,760	1,672	1,647	1,697	1,744
Exempt from federal income tax	218	59	57	57	45	209	47	56	53	53
Total investment income	7,428	1,904	1,883	1,833	1,808	6,969	1,719	1,703	1,750	1,797
Other	3,092	1,030	819	744	499	3,268	707	536	1,142	883
Total interest income	100,848	26,153	25,762	24,871	24,062	91,993	23,725	23,257	23,113	21,898
Interest expense
Interest on deposits	27,524	7,044	7,009	6,788	6,683	25,828	6,585	6,579	6,398	6,266
Interest on short-term borrowings	75	17	17	21	20	1,477	40	467	509	461
Interest on long-term borrowings	5,136	1,105	1,333	1,355	1,343	4,710	1,400	983	968	1,359
Total interest expense	32,735	8,166	8,359	8,164	8,046	32,015	8,025	8,029	7,875	8,086
Net interest income	68,113	17,987	17,403	16,707	16,016	59,978	15,700	15,228	15,238	13,812
Credit loss expense/(credit)
Loans	2,345	480	480	728	657	2,929	522	195	1,251	961
Debt securities held to maturity	43	—	43	—	—	14	—	14	—	—
Off balance sheet credit exposures	355	237	(13)	132	(1)	(10)	7	55	(57)	(15)
Provision for credit losses	2,743	717	510	860	656	2,933	529	264	1,194	946
Net interest income after provision for credit losses	65,370	17,270	16,893	15,847	15,360	57,045	15,171	14,964	14,044	12,866
Other operating income
Net gains on investments, available for sale	97	—	97	—	—	—	—	—	—	—
Gains on sale of residential mortgage loans	533	132	163	146	92	414	132	141	59	82
(Losses)/gains on disposal of fixed assets	(228)	(229)	1	—	—	—	—	—	—	—
Net gains/(losses)	402	(97)	261	146	92	414	132	141	59	82
Other Income
Service charges on deposit accounts	2,255	568	563	577	547	2,220	553	555	556	556
Other service charges	845	207	218	214	206	887	211	236	225	215
Trust department	9,824	2,667	2,448	2,386	2,323	9,094	2,323	2,328	2,255	2,188
Debit card income	4,057	1,173	980	983	921	4,065	1,134	1,000	999	932
Bank owned life insurance	1,408	364	355	348	341	1,345	345	340	334	326
Brokerage commissions	1,445	308	346	370	421	1,449	295	297	362	495
Other	332	43	164	62	63	351	63	156	51	81
Total other income	20,166	5,330	5,074	4,940	4,822	19,411	4,924	4,912	4,782	4,793
Total other operating income	20,568	5,233	5,335	5,086	4,914	19,825	5,056	5,053	4,841	4,875
Other operating expenses
Salaries and employee benefits	29,347	7,108	7,589	7,319	7,331	28,029	6,456	7,160	7,256	7,157
FDIC premiums	1,051	273	266	267	245	1,070	260	256	285	269
Equipment	2,217	559	515	565	578	2,675	490	627	635	923
Occupancy	2,860	817	679	675	689	2,878	563	709	652	954
Data processing	6,243	1,623	1,517	1,600	1,503	5,761	1,688	1,333	1,422	1,318
Marketing	904	288	182	196	238	674	205	151	184	134
Professional services	2,449	745	639	589	476	1,948	536	477	449	486
Contract labor	634	178	127	166	163	597	181	149	84	183
Telephone	380	97	89	96	98	408	99	97	103	109
Other real estate owned	2,235	1,866	69	208	92	271	47	124	14	86
Investor relations	306	55	57	132	62	293	65	84	91	53
Contributions	344	120	90	78	56	234	53	65	66	50
Other	4,435	1,140	1,167	1,083	1,045	4,802	1,438	1,082	1,123	1,159
Total other operating expenses	53,405	14,869	12,986	12,974	12,576	49,640	12,081	12,314	12,364	12,881
Income before income tax expense	32,533	7,634	9,242	7,959	7,698	27,230	8,146	7,703	6,521	4,860
Provision for income tax expense	8,018	1,857	2,294	1,975	1,892	6,661	1,960	1,932	1,607	1,162
Net Income	$24,515	$5,777	$6,948	$5,984	$5,806	$20,569	$6,186	$5,771	$4,914	$3,698
Basic net income per common share	$3.78	$0.89	$1.07	$0.92	$0.90	$3.15	$0.95	$0.89	$0.75	$0.56
Diluted net income per common share	$3.77	$0.89	$1.07	$0.92	$0.89	$3.15	$0.95	$0.89	$0.75	$0.56

Weighted average number of basic shares outstanding	6,490	6,499	6,496	6,489	6,474	6,527	6,470	6,468	6,527	6,642

Weighted average number of diluted shares outstanding	6,504	6,510	6,508	6,506	6,490	6,540	6,484	6,482	6,537	6,655
Dividends declared per common share	$0.96	$0.26	$0.26	$0.22	$0.22	$0.84	$0.22	$0.22	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles (“GAAP”) (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude net gains on sale of investment securities, losses on disposal of fixed assets and write-downs of other real estate owned (“OREO”) in 2025 and accelerated depreciation expenses related to the branch closures in 2024.

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except for per share amount)	2025	2024	2025	2024
Net income - as reported	$5,777	$6,186	$24,515	$20,569
Adjustments:
Loss on write-down of OREO property	1,635	—	1,635	—
Loss on disposal of fixed assets	228	—	228	—
Net gains on sale of investment securities	—	—	(97)	—
Accelerated depreciation expenses	—	—	—	562
Income tax effect of adjustments	(459)	—	(435)	(137)
Adjusted net income (non-GAAP)	$7,181	$6,186	$25,846	$20,994

Diluted earnings per share - as reported	$0.89	$0.95	$3.77	$3.15
Adjustments:
Loss on write-down of OREO property	0.25	—	0.25	—
Loss on disposal of fixed assets	0.03	—	0.03	—
Net gains on sale of investment securities	—	—	(0.01)	—
Accelerated depreciation expenses	—	—	—	0.08
Income tax effect of adjustments	(0.07)	—	(0.07)	(0.02)
Adjusted diluted earnings per share (non-GAAP)	$1.10	$0.95	$3.97	$3.21

	As of or for the three months ended		As of or for the twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2025	2024	2025	2024
Per Share Data
Basic net income per share - as reported	$0.89	$0.95	$3.78	$3.15
Basic net income per share - non-GAAP	$1.10	$0.95	$3.98	$3.21
Diluted net income per share - as reported	$0.89	$0.95	$3.77	$3.15
Diluted net income per share - non-GAAP	$1.10	$0.95	$3.97	$3.21
Basic book value per share	$31.33	$27.71
Diluted book value per share	$31.27	$27.65

Significant Ratios:

	As of or for the twelve months ended
	December 31,
	2025	2024
Return on Average Assets - as reported	1.21%	1.06%
Adjustments:
Loss on write-down of OREO property	0.08%	—
Loss on disposal of fixed assets	0.02%	—
Net gains on sale of investment securities	(0.01)%	—
Accelerated depreciation expenses	—	0.03%
Income tax effect of adjustments	(0.02)%	(0.01)%
Adjusted Return on Average Assets (non-GAAP)	1.28%	1.08%

Return on Average Equity - as reported	12.70%	12.16%
Adjustments:
Loss on write-down of OREO property	0.85%	—
Loss on disposal of fixed assets	0.12%	—
Net gains on sale of investment securities	(0.05)%	—
Accelerated depreciation expenses	—	0.34%
Income tax effect of adjustments	(0.23)%	(0.08)%
Adjusted Return on Average Equity (non-GAAP)	13.39%	12.42%

	Three Months Ended
	December 31,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,509,632	23,230	6.10%	$1,452,332	$21,313	5.84%
Investment Securities:
Taxable	284,976	1,845	2.57%	275,785	1,672	2.41%
Non taxable	7,506	106	5.60%	6,758	86	5.06%
Total	292,482	1,951	2.65%	282,543	1,758	2.48%
Federal funds sold	87,819	913	4.12%	56,552	628	4.42%
Interest-bearing deposits with other banks	13,163	24	0.72%	3,138	16	2.03%
Other interest earning assets	4,629	93	7.97%	5,767	63	4.35%
Total earning assets	1,907,725	26,211	5.45%	1,800,332	23,778	5.25%
Allowance for credit losses	(19,388)			(18,199)
Non-earning assets	182,613			162,438
Total Assets	$2,070,950			$1,944,571
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$387,148	$1,673	1.71%	$388,451	$1,747	1.79%
Interest-bearing money markets- retail	509,895	3,736	2.91%	446,230	3,721	3.32%
Interest-bearing money markets- brokered	58	1	6.84%	110	1	3.62%
Savings deposits	158,859	41	0.10%	172,342	45	0.10%
Time deposits - retail	151,860	1,057	2.76%	143,424	1,071	2.97%
Time deposits - brokered	50,000	536	4.25%	—	—	—%
Total deposits	1,257,820	7,044	2.22%	1,150,557	6,585	2.28%
Short-term borrowings	19,036	17	0.35%	12,797	40	1.24%
Long-term borrowings	95,929	1,105	4.57%	120,928	1,400	4.61%
Total interest-bearing liabilities	1,372,785	8,166	2.36%	1,284,282	8,025	2.49%
Non-interest-bearing deposits	461,214			449,878
Other liabilities	33,213			33,904
Shareholders’ Equity	203,738			176,507
Total Liabilities and Shareholders’ Equity	$2,070,950			$1,944,571
Net interest income and spread		$18,045	3.09%		$15,753	2.76%
Net interest margin			3.75%			3.48%

	Twelve Months Ended
	December 31,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,496,125	$90,374	6.04%	$1,427,351	$81,819	5.73%
Investment Securities:
Taxable	284,659	7,210	2.53%	285,661	6,760	2.37%
Non taxable	7,246	390	5.38%	7,538	375	4.97%
Total	291,905	7,600	2.60%	293,199	7,135	2.43%
Federal funds sold	62,744	2,623	4.18%	55,117	2,874	5.21%
Interest-bearing deposits with other banks	6,152	89	1.45%	2,009	91	4.53%
Other interest earning assets	5,467	380	6.95%	4,565	303	6.64%
Total earning assets	1,862,393	101,066	5.43%	1,782,241	92,222	5.17%
Allowance for loan losses	(18,963)			(18,064)
Non-earning assets	178,572			182,548
Total Assets	$2,022,002			$1,946,725
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$370,516	$6,355	1.72%	$368,725	6,288	1.71%
Interest-bearing money markets- retail	484,238	14,694	3.03%	413,353	14,287	3.46%
Interest-bearing money markets- brokered	281	7	2.49%	55	3	5.45%
Savings deposits	165,625	172	0.10%	180,393	183	0.10%
Time deposits - retail	148,214	4,299	2.90%	147,193	4,226	2.87%
Time deposits - brokered	46,558	1,997	4.29%	15,697	841	5.36%
Total deposits	1,215,432	27,524	2.26%	1,125,416	25,828	2.29%
Short-term borrowings	20,810	75	0.36%	58,444	1,477	2.53%
Long-term borrowings	113,806	5,136	4.51%	92,213	4,710	5.11%
Total interest-bearing liabilities	1,350,048	32,735	2.42%	1,276,073	32,015	2.51%
Non-interest-bearing deposits	447,553			468,137
Other liabilities	31,400			33,326
Shareholders’ Equity	193,001			169,189
Total Liabilities and Shareholders’ Equity	$2,022,002			$1,946,725
Net interest income and spread		$68,331	3.01%		$60,207	2.66%
Net interest margin			3.67%			3.38%